SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 15, 2002
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On January 15, 2002, a news release was issued on the subject of fourth quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Annual Report on Form 10-K. The release is as follows:


              Hughes Reports FOURTH Quarter 2001 Financial REsults

            Strong DIRECTV U.S. Subscriber Growth Beats Expectations


      El Segundo, Calif., January 15, 2002 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported fourth quarter 2001 revenues increased 10.8% to $2,280.6 million, compared with $2,059.0 million in the fourth quarter of 2000. EBITDA(1) for the quarter was $118.2 million and EBITDA margin(1) was 5.2%, compared with the fourth quarter of 2000 EBITDA of $153.8 million and EBITDA margin of 7.5%.

      "I am pleased to report that in the fourth quarter we met or exceeded all of our key financial commitments while making excellent progress toward our goal of improving operational performance," said Jack A. Shaw, HUGHES' president and chief executive officer. "Our DIRECTV U.S. business substantially exceeded expectations by adding 405,000 net new subscribers in the quarter. Additionally, we had solid revenue growth in the quarter driven by continued strong demand for DIRECTV(R) services in both the United States and Latin America, as well as increased sales of DIRECTV receivers and DIRECWAY systems at Hughes Network Systems."

      Shaw continued, "EBITDA increased in each of our key businesses driven by operational improvements including aggressive cost reductions, a reduced workforce and lower customer churn at our DIRECTV businesses. These improvements were partially offset by the losses from our new DIRECTV DSL(TM) service, which were not included in our 2000 results, and a $29 million charge at DIRECTV Latin America due to the devaluation of the Argentinean peso." Also impacting the EBITDA change were one-time favorable adjustments in the fourth quarter of 2000 for corporate expenditures primarily related to pension and other employee costs.

      HUGHES had a fourth quarter 2001 net loss of $132.6 million compared to net income of $1,057.8 million in the same period of 2000. The change was primarily due to the gain on the sale of HUGHES' satellite manufacturing businesses in the fourth quarter of 2000, increased net interest expense, and the lower EBITDA. These reductions were partially offset by a $42 million tax benefit resulting from losses previously booked on HUGHES' investment in Motient Corporation.

                           FULL-YEAR FINANCIAL REVIEW

      For 2001, revenues increased 13.4% to $8,262.0 million, compared to $7,287.6 million for the same period in 2000. This increase was primarily due to continued subscriber growth at DIRECTV in the United States and Latin America, partially offset by fewer sales and sales-type leases at PanAmSat and lower shipments of DIRECTV receiver systems at Hughes Network Systems.

      EBITDA for 2001 was $389.9 million and EBITDA margin was 4.7%, compared to EBITDA of $594.0 million and EBITDA margin of 8.2% in 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the higher outright sales and sales-type leases of satellite transponders at PanAmSat in 2000, increased investment in HNS' consumer DIRECWAY business, losses from the new DIRECTV DSL service, as well as one-time severance charges recorded in the third quarter of 2001. These items were partially offset by improved DIRECTV operating performance due to the higher gross profit resulting from the larger subscriber bases in the United States and Latin America, and lower corporate expenses.

      For 2001, net losses totaled $621.6 million compared to net income of $813.0 million in 2000. The change was primarily due to the sale of HUGHES' satellite manufacturing businesses in 2000, the lower EBITDA and an increase in depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat.

                  Segment Financial Review: Fourth Quarter 2001

                            Direct-To-Home Broadcast

      Fourth quarter 2001 revenues for the segment increased 12.7% to $1,714.2 million from $1,520.5 million in the fourth quarter of 2000. The segment had negative EBITDA of $5.3 million compared with EBITDA of $16.4 million in the fourth quarter of 2000.

      United States: As reported last week, DIRECTV added 910,000 gross subscribers in the quarter and after accounting for churn, substantially exceeded expectations by adding 405,000 net subscribers in the quarter. As a result, DIRECTV had 10.7 million subscribers as of December 31, 2001, representing a 13% increase over the 9.5 million customers attained as of December 31, 2000.

      DIRECTV reported quarterly revenues of $1,518 million, an increase of 12% from last year's fourth quarter revenues of $1,351 million. The increase was primarily due to continued subscriber growth.

      EBITDA for the fourth quarter of 2001 was $63 million compared to EBITDA of $59 million in last year's fourth quarter. This increase was due to the additional gross profit gained from DIRECTV's larger subscriber base, mostly offset by increased investments in its customer service and installation network.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. As a result, no comparative financial data for DIRECTV DSL is included for 2000.

      The DIRECTV DSL service had fourth quarter 2001 revenues of $11 million and negative EBITDA of $32 million. Approximately 17,500 net customers were added to the DIRECTV DSL service in the quarter. As of December 31, 2001, DIRECTV DSL had about 91,000 residential broadband customers in the United States compared to about 48,000 customers as of December 31, 2000.

      Latin America: The DIRECTV service in Latin America added 113,000 net subscribers in the fourth quarter of 2001. The total number of DIRECTV subscribers in Latin America as of December 31, 2001, was approximately 1,610,000 compared to about 1,305,000 as of December 31, 2000, representing an increase of approximately 23%.

      DIRECTV Latin America generated $186 million in revenues for the quarter compared with $169 million in the fourth quarter of 2000. This 10% increase was primarily due to continued subscriber growth and the impact from the financial consolidation of the Argentinean and Colombian local operating companies following their acquisition in the first half of 2001.

      Excluding a $29 million charge for the recent devaluation of the Argentinean peso, DIRECTV Latin America had negative EBITDA of $7 million in the quarter compared to negative EBITDA of $43 million in the same period of 2000. The improvement was primarily due to the increased gross profit generated from the larger subscriber base, aggressive costs reductions and reduced marketing costs. These improvements were partially offset by losses related to the consolidation of the Argentinean and Colombian local operating companies.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated fourth quarter 2001 revenues of $203.7 million compared with $202.9 million in the prior year's period. EBITDA for the quarter was $139.3 million and EBITDA margin was 68.4%, compared with fourth quarter 2000 EBITDA of $136.1 million and EBITDA margin of 67.1%. The increase in EBITDA and EBITDA margin was principally due to recently implemented cost reduction programs.

      As of December 31, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.8 billion compared to approximately $6.0 billion at the end of the fourth quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated fourth quarter 2001 revenues of $435.7 million versus $389.5 million in the fourth quarter of 2000. The 11.9% increase resulted from increased shipments of DIRECTV receiver systems and higher sales of DIRECWAY(R) systems to both enterprises and consumers. HNS added approximately 14,000 net DIRECWAY residential broadband customers in the quarter, bringing the cumulative total to approximately 101,000 subscribers in North America. Additionally, HNS shipped 814,000 DIRECTV receiver systems in the fourth quarter of 2001 compared to 680,000 units in the same period last year.

      In the quarter, HNS reported negative EBITDA of $14.1 million compared to negative EBITDA of $34.3 million in the fourth quarter of 2000. The improvement in EBITDA is primarily attributable to higher operating margins on the increased DIRECTV receiver shipments, partially offset by increased investment in the DIRECWAY and SPACEWAY broadband businesses.

                                  BALANCE SHEET

      From December 31, 2000 to December 31, 2001, the company's consolidated cash balance decreased $808.0 million to $700.1 million and total debt increased $1,330.7 million to $2,647.3 million. The major uses of cash were for satellite and capital expenditures, a settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense, and the purchase of Telocity.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' fourth quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5537. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 671802) beginning on Friday, January 18.

                            HUGHES FINANCIAL GUIDANCE

------------------------------------------------------------------------------
                           First Quarter      Prior Full Year     Revised Full
                               2002               2002            Year 2002
------------------------------------------------------------------------------
HUGHES
------------------------------------------------------------------------------
   Revenues               $1,950 - 2,000M*      $9.0 - 9.2B       No Change*
------------------------------------------------------------------------------
   EBITDA                  $100 - 150M*         $750 - 850M       No Change*
------------------------------------------------------------------------------
   Cash Requirements            N/A             $1.5 - 1.7B       No Change*
------------------------------------------------------------------------------

DIRECTV U.S.
------------------------------------------------------------------------------
   Revenue                   ~$1,425M          $6.0 - 6.2B        No Change
------------------------------------------------------------------------------
   EBITDA                   $80 - 100M         $525 - 575M        No Change
------------------------------------------------------------------------------
   Net Subscriber Adds      200 - 250K          1.0 - 1.2M        No Change
------------------------------------------------------------------------------

DIRECTV DSL
------------------------------------------------------------------------------
   Revenue                      N/A             ~$75M             No Change
------------------------------------------------------------------------------
   EBITDA                     ~$(30)M           ~$(100)M          No Change

------------------------------------------------------------------------------
   Net Subscriber Adds          N/A             ~100K             No Change
------------------------------------------------------------------------------

DIRECTV Latin America
------------------------------------------------------------------------------
   Revenue                    ~$190M*          $925 - 975M        No Change*
------------------------------------------------------------------------------
   EBITDA                    ~$(20)M*           Break-even        No Change*
------------------------------------------------------------------------------
   Net Subscriber Adds         ~40K*            ~250K             No Change*
------------------------------------------------------------------------------

Hughes Network Systems
------------------------------------------------------------------------------
   Revenue                  $225 - 250M        $1.3 - 1.4B        No Change
------------------------------------------------------------------------------
   EBITDA                  $(30) - (40)M       $(50) - (75)M      No Change
------------------------------------------------------------------------------
   DIRECWAY Net Sub Adds        N/A             100 - 200K        No Change
------------------------------------------------------------------------------

PanAmSat
------------------------------------------------------------------------------
   Revenue                  $200 - 205M        $790 - 825M        No Change
------------------------------------------------------------------------------
   New Outright Sales          None             None              No Change
   and Sales-Type Leases
------------------------------------------------------------------------------
   EBITDA Margin           70% or higher       70% or higher      No Change
------------------------------------------------------------------------------
* Excludes the potential impact from the devaluation of the Argentinean peso.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.
----------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                       ###


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                       Three Months Ended      Year Ended
                                                         December 31,         December 31,
                                                      ------------------  -------------------
                                                       2001      2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services         $1,934.6  $1,738.9  $7,202.3   $6,262.2
Product sales                                           346.0     320.1   1,059.7    1,025.4
---------------------------------------------------------------------------------------------
Total Revenues                                        2,280.6   2,059.0   8,262.0    7,287.6
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                   898.8     776.9   3,254.2    2,812.8
Cost of products sold                                   309.8     234.5     900.2      815.1
Selling, general and administrative expenses            953.8     893.8   3,717.7    3,065.7
Depreciation and amortization                           296.8     275.0   1,147.7      948.1
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                    2,459.2   2,180.2   9,019.8    7,641.7
---------------------------------------------------------------------------------------------

Operating Loss                                         (178.6)   (121.2)   (757.8)    (354.1)

Interest income                                           4.5      34.0      56.7       49.3
Interest expense                                        (61.9)    (49.0)   (195.9)    (218.2)
Other, net                                               (2.7)      1.8     (92.7)    (292.6)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations
      Before Income Taxes, Minority
      Interests and Cumulative Effect
      of Accounting Change                             (238.7)   (134.4)   (989.7)    (815.6)

Income tax benefit                                      107.8      51.7     325.6      406.1
Minority interests in net (earnings)
      losses of subsidiaries                             (1.7)     22.4      49.9       54.1
---------------------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                (132.6)    (60.3)   (614.2)    (355.4)
Income (Loss) from discontinued
      operations, net of taxes                              -     (14.2)        -       36.1
Gain on sale of discontinued operations, net of taxes       -   1,132.3         -    1,132.3
---------------------------------------------------------------------------------------------

Income (Loss) before cumulative
      effect of accounting change                      (132.6)  1,057.8    (614.2)     813.0
Cumulative effect of accounting change, net of taxes        -         -      (7.4)         -
---------------------------------------------------------------------------------------------

Net Income (Loss)                                      (132.6)  1,057.8    (621.6)     813.0

Adjustment to exclude the effect of GM
      purchase accounting                                 0.8       1.0       3.3       16.9
---------------------------------------------------------------------------------------------

Income (Loss) Excluding the Effect of
      GM Purchase Accounting Adjustment                (131.8)  1,058.8    (618.3)     829.9

Preferred stock dividends                               (24.1)    (24.1)    (96.4)     (97.0)
---------------------------------------------------------------------------------------------

Earnings (Loss) Used for Computation
      of Available Separate Consolidated
      Net Income (Loss)                               $(155.9) $1,034.7   $(714.7)    $732.9
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                       877.3     874.9     876.3      681.2
Average Class H dividend base (in millions)
      (Denominator)                                   1,300.9   1,298.7   1,300.0    1,297.0
Available Separate Consolidated Net Income (Loss)     $(105.1)   $697.1   $(481.8)    $384.9
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.



SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
                                                                    Twelve Months
                                             Fourth Quarter        Ended December 31,
                                           -------------------     -------------------
                                           2001         2000        2001        2000
--------------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                           $1,714.2   $ 1,520.5   $ 6,304.4   $ 5,238.0
EBITDA (1)                               $   (5.3)  $    16.4   $   (74.8)  $   (24.5)
EBITDA Margin (1)                            N/A          1.1%       N/A         N/A
Operating Loss                           $ (176.1)  $  (147.0)  $  (749.9)  $  (557.9)
Depreciation and Amortization            $  170.8   $   163.4   $   675.1   $   533.4
Capital Expenditures                     $  211.8   $   264.4   $   734.3   $   913.5

--------------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                           $  203.7   $   202.9   $   870.1   $ 1,023.6
EBITDA (1)                               $  139.3   $   136.1   $   580.0   $   694.0
EBITDA Margin (1)                            68.4%       67.1%       66.7%       67.8%
Operating Profit                         $   29.3   $    37.5   $   165.3   $   356.6
Operating Profit Margin                      14.4%       18.5%       19.0%       34.8%
Depreciation and Amortization            $  110.0   $    98.6   $   414.7   $   337.4
Capital Expenditures                     $   96.5   $   131.9   $   338.2   $   449.5

--------------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                           $  435.7   $   389.5   $ 1,325.8   $ 1,409.8
EBITDA (1)                               $  (14.1)  $   (34.3)  $  (111.8)  $     0.1
Operating Loss                           $  (27.6)  $   (48.1)  $  (171.8)  $   (63.5)
Depreciation and Amortization            $   13.5   $    13.8   $    60.0   $    63.6
Capital Expenditures                     $  197.4   $   128.5   $   664.6   $   369.5

--------------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                           $  (73.0)  $   (53.9)  $  (238.3)  $  (383.8)
EBITDA (1)                               $   (1.7)  $    35.6   $    (3.5)  $   (75.6)
Operating Profit (Loss)                  $   (4.2)  $    36.4   $    (1.4)  $   (89.3)
Depreciation and Amortization            $    2.5   $    (0.8)  $    (2.1)  $    13.7
Capital Expenditures                     $   10.4   $   (14.1)  $     6.4   $   (16.4)

--------------------------------------------------------------------------------------
TOTAL
Total Revenues                           $2,280.6   $ 2,059.0   $ 8,262.0   $ 7,287.6
EBITDA (1)                               $  118.2   $   153.8   $   389.9   $   594.0
EBITDA Margin (1)                             5.2%        7.5%        4.7%        8.2%
Operating Loss                           $ (178.6)  $  (121.2)  $  (757.8)  $  (354.1)
Depreciation and Amortization            $  296.8   $   275.0   $ 1,147.7   $   948.1
Capital Expenditures                     $  516.1   $   510.7   $ 1,743.5   $ 1,716.1

======================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                             December 31,
                                                      2001       December 31,
ASSETS                                             (Unaudited)       2000
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                $700.1       $1,508.1
Accounts and notes receivable                           1,090.5        1,253.0
Contracts in process                                      153.1          186.0
Inventories                                               360.1          338.0
Deferred income taxes                                     118.9           89.9
Prepaid expenses and other                                918.4          778.7
-------------------------------------------------------------------------------

Total Current Assets                                    3,341.1        4,153.7
Satellites, net                                         4,806.6        4,230.0
Property, net                                           2,197.8        1,707.8
Net Investment in Sales-type Leases                       227.0          221.1
Intangible Assets, net                                  7,156.8        7,151.3
Investments and Other Assets                            1,480.8        1,815.4
-------------------------------------------------------------------------------

Total Assets                                          $19,210.1      $19,279.3
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,227.5       $1,224.2
Deferred revenues                                         178.5          137.6
Short-term borrowings and current portion of
     long-term debt                                     1,658.5           24.6
Accrued liabilities and other                           1,342.0        1,304.5
-------------------------------------------------------------------------------

Total Current Liabilities                               4,406.5        2,690.9
Long-Term Debt                                            988.8        1,292.0
Other Liabilities and Deferred Credits                  1,465.1        1,647.3
Deferred Income Taxes                                     746.5          769.3
Commitments and Contingencies
Minority Interests                                        531.3          553.7
Stockholder's Equity                                   11,071.9       12,326.1
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,210.1      $19,279.3
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                         SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date January 15, 2002                  /s/Michael J. Gaines
     ----------------                  -----------------------------------
                                       (Michael J. Gaines,
                                        Chief Financial Officer)